10F-3 REPORT

           SMITH BARNEY INVESTMENT FUNDS INC.
           SMITH BARNEY SMALL CAP GROWTH FUND

      November 1, 2001 through October  31, 2002

                    Trade                                     % of
Issuer              Date       Selling Dealer  Shares  Price  Issue(1)

Premcor Inc.   	    4/29/02    Morgan Stanley  40,000   $24.00 0.22%


(1) Represents purchases by all affiliated funds; may not exceed
    25% of the principal amount of the offering.